EXHIBIT 99.1

News Release	TRW Automotive 12001 Tech Center Drive Livonia, MI 48150 USA

Investor Relations Contact:
Mark Oswald
(734) 855-3140

Media Contact:
John Wilkerson
(734) 855-3864

David W. Meline Joins TRW Automotive Board of Directors

LIVONIA, MICHIGAN, February 12, 2014 — TRW Automotive Holdings Corp. (NYSE: TRW) today announced the election of David W. Meline to the Company’s board of directors.  The appointment is effective immediately and will increase the size of TRW’s board to 11 members.  Mr. Meline joins as an independent director.

Mr. Meline currently serves as Senior Vice President and Chief Financial Officer for 3M Company (“3M”), a position he has held since April 2011.  Prior to his current position, Mr. Meline served as 3M’s Vice President, Corporate Controller and Chief Accounting Officer from 2008 through March of 2011.  Prior to joining 3M in 2008, Mr. Meline had been at General Motors Corporation for 20 years, serving in various capacities, including Vice President and Chief Financial Officer for GM North America from 2007 to 2008.  He also held senior level positions with GM Europe in Switzerland (2004 - 2007), GM Daewoo in South Korea (2001 - 2004), GM Brasil (1996 - 2001), GM Kenya (1993 - 1996) and at General Motors’ New York office in the company’s treasurer’s office (1986 - 1993).  Mr. Meline currently serves on the Board of the University of Chicago Booth CFO Advisory Forum.

About TRW

With 2012 sales of $16.4 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, operates in 25 countries and employs approximately 65,000 people worldwide.  TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services.  All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated.  TRW Automotive news is available on the internet at www.trw.com.

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